Exhibit 3.232

FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP OF

TERRE HAUTE REGIONAL REHABILITATION HOSPITAL. L.P.

THIS FIRST AMENDMENT to Agreement of Limited Partnership of Terre Haute Regional Rehabilitation Hospital, L.P. is made and entered into as of the 1st day of May, 1994, by and between TERRE HAUTE REHABILITATION HOSPITAL, INC., a Delaware corporation (‘General Partner”), and TERRE HAUTE REGIONAL HOSPITAL, INC., an Indiana corporation (“Special Limited Partner”).

BACKGROUND:

A. General Partner and Special Limited Partner entered into a certain Agreement of Limited Partnership dated as of January 31, 1992 (the “Agreement”).

B. Pursuant to the Agreement, General Partner and Special Limited Partner created a limited partnership named Terre Haute Regional Rehabilitation Hospital, L.P. (the “Partnership”).

C. The Partnership was formed to govern the ownership and operation of a 60-bed comprehensive medical rehabilitation hospital in Terre Haute, Indiana.

D. General Partner and Special Limited Partner desire to amend the Agreement (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Paragraph 6.1 of the Agreement is hereby amended in its entirety to read as follows:

6.1. Capital Contribution of the General Partner. The General Partner shall initially contribute to the capital of the Partnership cash in the amount of Three Hundred Thousand Dollars ($300,000), which shall be paid six (6) months prior to the estimated completion of construction of the Hospital. At the time of completion of acquisition of the Existing Unit pursuant to Section 8.3 of this Agreement, General Partner shall contribute to the capital of the Partnership additional cash in the amount of Five Hundred Six Thousand Seven Hundred Fifty Dollars ($506,750), representing General Partner’s share of the purchase price of the Existing Unit, and thereafter General Partner’s capital account shall be Eight Hundred Six Thousand Seven Hundred Fifty Dollars ($806,750).

2. Paragraph 6.2 of the Agreement is hereby amended in its entirety to read as follows:

6.2 Contribution of the Soecial Limited Partner to Partnership Capital. The Special Limited Partner shall initially contribute to the capital of the Partnership cash in the amount of Three Hundred Thousand Dollars ($300,000),

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which shall be paid six (6) months prior to the estimated completion of construction of the Hospital. At the time of completion of acquisition of the Existing Unit pursuant to Section 8.3 of this Agreement, Special Limited Partner shall contribute to the capital of the Partnership additional cash in the amount of Five Hundred Six Thousand Seven Hundred Fifty Dollars ($506,750), representing Special Limited Partner’s share of the purchase price of the Existing Unit, and thereafter Special Limited Partner’s capital account shall be Eight Hundred Six Thousand Seven Hundred Fifty Dollars ($806,750).

3. The amendments contained herein shall be effective as of January 31, 1992.

4. All other terms and conditions contained in the Agreement not amended hereby remain in full force and effect.

IN WITNESS WHEREOF, General Partner and Special Limited Partner, constituting the owners of all of the partnership interest in Partnership, have caused this First Amendment to Agreement of Limited Partnership to be duly executed as of the day and year first above written.

GENERAL PARTNER:

TERRE HAUTE REHABILITATION HOSPITAL, INC., a Delaware corporation

By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Vice President

SPECIAL LIMITED PARTNER:

TERRE HAUTE REGIONAL HOSPITAL, INC., an Indiana corporation

By:	/s/ [name]
Name:
Title:	Vice President

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AGREEMENT

OF

LIMITED PARTNERSHIP

OF

TERRE HAUTE REGIONAL REHABILITATION HOSPITAL, L.P.

This Agreement of Limited Partnership of Terre Haute Regional Rehabilitation Hospital, L.P., (the “Partnership”) made and entered into as of January      , 1992, by and among Terre Haute Rehabilitation Hospital, Inc., a Delaware corporation and wholly-owned subsidiary of Continental Medical Systems with its principal place of business located at 600 Wilson Lane, P.O. Box 715, Mechanicsburg, PA 17055 as the general partner (the “General Partner”), and Terre Haute Regional Hospital, Inc., an Indiana corporation with its principal place of business at 4525 Harding Road, Nashville, Tennessee 37205, as the special limited partner (the “Special Limited Partner”), and the other persons who may become limited partners under the terms of this Agreement (each a “Limited Partner” and collectively, with the Special Limited Partner, the “Limited Partners”).

The parties hereto agree as follows:

I. DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below:

1.1. “Act” means the Delaware Revised Uniform Limited Partnership Act, being Sections 17-101 et seq. of the Delaware Code Annotated, as amended from time to time.

1.2. “Affiliate” means (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any officer, director, or partner of such other person, (iii) any person owning or controlling ten percent (10%) or more of the outstanding voting securities of such other person, and (iv) if such person is an officer or general partner, any company, firm, or corporation for which such person acts in any such capacity.

1.3. “Agreement” means this Agreement of Limited Partnership, as amended from time to time.

1.4. “Available Cash Flow” means all cash funds of the Partnership on hand at the end of each fiscal year less (i) provision for payment of all outstanding and unpaid current cash obligations of the Partnership at the end of such fiscal year (including those which are in dispute), which may include debt service, including principal and interest payments, on Partnership indebtedness, all lease payments and management fees, and capital expenditures, but without deduction for depreciation and other non-cash expenses, and (ii) provision for a reserve for reasonably anticipated cash expenses and contingencies.

1.5. “Capital Contribution” in respect of any Partner or transferee of such Partner means the amount of all cash, notes, assumptions or guarantees of Partnership indebtedness, and other property, tangible or intangible, contributed or sold by such Partner to the capital of the Partnership.

1.6. “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.7. “Continental” means Continental Medical Systems, Inc., an Affiliate of the General Partner.

1.8. “Fixed Value” has the meaning set forth in Section 11.3 of this Agreement.

1.9. “General Partner” means the party designated as the “General Partner” in the first paragraph of this Agreement.

1.10. “General Partner Loan” means the loan defined in Section 7.4 of this Agreement.

1.11. “Healthtrust” means Healthtrust, Inc.—The Hospital Company, the holder as of the data hereof of 100% of the Capital Stock of the Special Limited Partner.

1.12. “Hospital” means the hospital to be located in Terre Haute, Indiana, known as Terre Haute Regional Rehabilitation Hospital.

1.13. “Interest” means limited Partnership interest in the Partnership, or any portion thereof as the context requires.

1.14. “Licensure” has the meaning set forth in Section 10.1.4 of this Agreement.

1.15. “Limited Partners” means the Special Limited Partner and any other person or entity admitted to the partnership as a limited partner.

1.16. “Limited Partnership Percentage” in respect of any Limited Partner means that fraction, expressed as a percentage, having as its numerator the percentage interest in Available Cash Flow pursuant to Article IX held by such Limited Partner and having as its denominator the total percentage interest in Available Cash Flow pursuant to Article IX held by all Limited Partners.

1.17. “Management Agreement” means the agreement between Continental and the Partnership, pursuant to which Continental will manage the Hospital.

1.18. “Partners” means collectively the General Partner and the Limited Partners.

1.19. “Partnership” means Terre Haute Regional Rehabilitation Hospital, L.P.

1.20. “Partnership Return” means the U.S. Partnership Information Return of Income of the Partnership.

1.21. “Special Limited Partner” means Terre Haute Regional Hospital, Inc., a wholly-owned subsidiary of Healthtrust.

1.22. “Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

II. ORGANIZATION

2.1. Formation. A Limited Partnership shall be formed under and pursuant to the Act by the filing of a Certificate of Limited Partnership of the Partnership for record in the Office of the Secretary of State of Delaware on January 28, 1992, and in such other places as may be necessary to protect the status of the Partnership as a limited partnership and as otherwise required by law.

2.2. Name. The name of the Partnership is Terre Haute Regional Rehabilitation Hospital, L.P. The business of the Partnership may be conducted under any name chosen by the General Partner and the General Partner may in its sole discretion from time to time change the name of the Partnership.

III. PRINCIPAL PLACE OF BUSINESS

AND AGENT FOR SERVICE OF PROCESS

The principal place of business of the Partnership shall be located at 600 Wilson Lane, P.O. Box 715, Mechanicsburg, PA 17055, or at such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership’s registered office and registered agent in Delaware shall be: The Corporation Trust Company, Corporation Trust Canter, 1209 Orange Street, Wilmington, Delaware 19801.

IV. BUSINESS

The business to be conducted by the Partnership shall be to own or lease and operate the Hospital.

V. TERM

The Partnership shall exist until December 31, 2025, unless terminated sooner pursuant to Article XIII of this Agreement.

VI. CAPITAL CONTRIBUTION AND STATUS

6.1. Capital Contribution of the General Partner. The General Partner shall contribute to the capital of the Partnership cash in the amount of $300,000, which shall be paid six months prior to estimated completion of construction of the Hospital.

6.2. Contribution of the Special Limited Partner to Partnership Capital. The Special Limited Partner shall contribute to the capital of the Partnership cash in the amount of $300,000, which shall be made six months prior to estimated completion of construction of the Hospital.

6.3. Limited Liability. The obligations of a Limited Partner are limited to those expressly set forth herein and a Limited Partner shall not be bound by, or personally liable for, the expenses, liabilities or obligations of the Partnership, except as provided in the Act.

6.4. Role of Limited Partners. Except as otherwise provided in this Agreement, a Limited Partner shall take no part in or interfere in any manner with the conduct or control of the business of the Partnership and shall have no right or authority to act for or bind the Partnership.

6.5. Withdrawal of Capital Contributions. Except as provided herein, no Limited Partner shall have the right to withdraw or reduce his Capital Contribution without the consent of the General Partner. No Limited Partner shall have the right to demand or receive property other than cash in return for his Capital contribution, and, except as provided in Section 6.2 of this Agreement, no Limited Partner shall have priority over any other Limited Partner, either as to the return of ‘Capital Contributions or as to profits, losses or distributions.

6.6. Assessments. Limited Partners will not be subject to additional assessments for contributions to the capital of the Partnership.

6.7. Sale of Additional Interests. The General Partner may, upon terms and conditions agreed upon by the Special Limited Partner, sell limited partnership Interests in the Partnership to individuals and entities who shall become Limited Partners. The ownership interest of the General Partner and the Special Limited Partner shall be diluted on a pro rata basis upon the admission of additional Limited Partners under this Section.

VII. EXPENSES OF THE PARTNERSHIP

7.1. Organizational and Offering Expenses. The Partnership will pay, or reimburse the General Partner and the Special Limited Partner for, all the expenses of its organization.

7.2. Management Costs. The management of the Partnership will be under the control of its General Partner. The General Partner shall be reimbursed for its reasonable out-of-pocket expenses incurred on behalf of the Partnership in connection with its duties as the General Partner. The Hospital will be managed by the General Partner or an Affiliate pursuant to a Management Agreement with the Partnership in the form attached hereto as Exhibit 7.2 (the “Management Agreement”). For managing the Hospital, Continental will receive a fee of (i) $18,000 per month for the first year that the Hospital is operational; (ii) $21,000 per month for the second year that the Hospital is operational; (iii) thereafter such fee shall be increased annually by a percentage equal to the percentage increases in the Consumer Price Index, which Consumer Price Index, for purposes of this Agreement, shall constitute the Consumer Price Index Urban Wage Earners and Clerical Workers, U.S. City Average, Medical Care, Base 1982/4=100, published by the Bureau of Labor Statistics, U.S. Department of Labor, for the United States, or if said Index is not available, then an available index for the United States, published by said bureau or its successor; provided, however, that such Consumer Price Index adjustment to the Management Fee shall not, in any event, exceed five percent (5%) annually. Also, the Partnership will reimburse the General Partner for specific costs incurred by the Hospital which are paid by the General Partner or an Affiliate to independent third parties.

7.3. Development Costs. The General Partner and Special Limited Partner shall be reimbursed for reasonable, actual and accountable development expenses related to development of the Hospital and the Partnership, each in an amount of up to $200,000.

7.4. Working Capital Loan. In addition, if the Partnership is unable to obtain working capital financing on suitable terms as determined in the reasonable discretion of the Managing General Partner, the General Partner shall make or arrange for a loan or loans of up to $3,000,000 to fund Partnership development, operation and start-up expenses as and when cash is required (the “General Partner Loan”). The General Partner Loan shall bear interest at the then current rate charged to Continental by Citibank, N.A. The Special Limited Partner shall be obligated to provide a corporate guarantee of up to 50% of the outstanding principal balance of such General Partner Loan, on terms acceptable to the Special Limited Partner. The Special Limited Partner acknowledges that such terms may be consistent with that certain Corporate Guaranty in connection with the Continental Credit Agreement with Citibank, N.A., dated July 16, 1990.

VIII. TRANSACTIONS WITH AFFILIATES

8.1. General. Subject to the provisions of Section 10.5, the Partnership may contract with entities, including Affiliates of the General Partner and the Special Limited Partner, to perform other services. Any such arrangements with Affiliates will be on terms that the General Partner believes to be fair and reasonable to the Partnership and no less favorable than could reasonably be obtained with unaffiliated persons. The Partnership will be responsible for the payment of all expenses related to its activities. Each Limited Partner, upon his execution of this Agreement, consents to, approves and ratifies all transactions with Affiliates of the General Partner and the Special Limited Partner that are entered into in conformity with this Agreement.

8.2. The Management Agreement. The Hospital will be managed by the General Partner or an Affiliate pursuant to the Management Agreement, the form of which is attached as Exhibit hereto. For managing the Hospital, Continental will receive a fee as set forth therein. Also, the Partnership will reimburse the General Partner for specific costs incurred by the Hospital which are paid by the General Partner to independent third parties.

8.3. Acquisition of Existing Business. On a date certain one day prior to the opening date of the Hospital, the Partnership will purchase the 20-bed rehabilitation unit currently operated at Terre Haute Regional Hospital (the “Existing Unit”) for a purchase price in the amount of $1,013,500 payable in cash. Upon the opening of the Hospital, the Partnership shall close the Existing Unit and transfer all existing operations of such Existing Unit to the Hospital as soon as is practicable.

8.4. Access to Hospital Site. Healthtrust, the parent corporation of the Special Limited Partner, agrees to provide the Partnership reasonable access to the proposed Hospital site, which may require the granting of a limited easement to use portions of the campus of Terre Haute Regional Hospital, on such reasonable terms and conditions as shall be agreed to by the General Partner and Healthtrust.

IX. ALLOCATION OF INCOME AND LOSS; CASH DISTRIBUTIONS

9.1. Distributions.

9.1.1. The Partnership shall distribute Available Cash Flow and any other property received by the Partnership as a result of the operations of the Hospital or sale of its assets as follows: (i) 50% to the General Partner and (ii) 50% to the Special Limited Partner. All distributions of Available Cash Flow shall be made within 90 days after the end of each fiscal year or more often as the General Partner may determine.

9.1.2. Notwithstanding the foregoing, upon the liquidation of the Partnership, including the sale of all or substantially all of the Partnership’s assets, distribution of Partnership assets shall be in accordance with the ending Capital Account balances of the Partners after all allocations of income, loss, gain and expense.

9.2. Capital Accounts. An individual capital account shall be maintained for each Partner.

9.2.1. A Partner’s capital account shall be increased by (a) his cash contribution to the Partnership and the fair market value of any property contributed by him to the Partnership (net of liabilities) and (b) his share of Partnership income and gain or items thereof, other than gain allocated to the HCA General Partner pursuant to Code Section 704(c), decreased by (x) distributions of cash and the fair market value of any property distributed to him (net of liabilities), (y) allocations to him of Partnership loss and deduction and (z) allocations to him of expenditures described in Code Section 705(a)(2)(b), and otherwise adjusted and maintained in accordance with the rules provided in Treasury Regulation 1.704-1(b)(2)(iv) and 1.704—IT.

9.2.2. In the event of the transfer of any Interests in accordance with the terms of the Partnership Agreement, the transferee shall succeed to the capital account of the transferor, to the extent it relates to the transferred Interests; provided, however, that if the transfer of any Interests causes a termination of the Partnership pursuant to Section 708(b)(1)(B) of the Code, the capital accounts of all Partners, including the transferee, shall be re-determined as of the date of such termination. In such event, the capital account of each Partner shall be equal to the net fair market value of his Interests as of such date. Subsequent to such re-determination, allocations of income and loss with respect to assets held by the Partnership on the date of such re-determination shall be governed by the principles set forth in Section 704(c) of the Code and the Treasury Regulations thereunder.

9.3. Allocation of Net Income or Net Loss. Net income or net loss for federal income tax purposes shall be allocated as follows:

9.3.1. All tax-exempt income of the Partnership, all income of the Partnership includable for federal income tax purposes, excluding any gain from a disposition of all or substantially all of the Partnership assets, and expenses of the Partnership deductible for federal income tax purposes, excluding any loss from a disposition of all or substantially all of the Partnership assets, shall be allocated 50% to the General Partner and 50% to the Special Limited Partner.

9.3.2. Notwithstanding any other provisions of this Article IX, if there is a net increase during a Partnership taxable year in the minimum gain attributable to a partner non-recourse debt, as defined in Treasury Regulation 1.704-IT(b)(4)(iv)(h)(4), then any Partner with a share of the minimum gain attributable to such debt at the beginning of such year shall be allocated items of Partnership income and gain for such year (and, if necessary for subsequent years) in proportion to, and to the extent of, an amount equal to the greater of:

(a) the portion of such Partner’s share of the net decrease in the minimum gain attributable to such partner non-recourse debt that is allocable to the disposition of Partnership property subject to such debt; or

(b) the deficit balance in such Partner’s capital account at the end of such year (determined before any allocation of partnership income, gain, loss, deduction or Code Section 705(a)(2)(B) expenditure for such year and excluding from such deficit capital account balance any amount that such Partner is obligated to restore under Treasury Regulation Section 1.7041(b)(2)(ii)(c), as well as any addition thereto pursuant to the next two last sentences of Treasury Regulation 1.704(b) (4) (iv) (f) and 1.704(b)(4)(iv)(h)(5) after taking into account thereunder any changes during such year in Partnership minimum gain and in the minimum gain attributable to any partner non-recourse debt).

The allocations under this Section 9.3.2. shall be interpreted in a manner to conform with Treasury Regulation 1.704-1T(b) (4) (iv) (h).

9.3.3. Notwithstanding the foregoing, if a Partner’s capital account, increased for this purpose by any losses reflected therein that are attributable to non-recourse debt, is reduced below zero by (i) the allocation of losses or deduction to him under Code Section 706(d), (ii) the allocation of loss or deduction to him under Treasury Regulation 1.751(b)(2)(ii), or (iii) distributions to him, then he shall be allocated, as quickly as possible, items of income and gain equal to the amount by which its capital account is so reduced. Such allocations shall be interpreted to conform with Treasury Regulation 1.704-1(b)(2)(ii)(d)

9.3.4. In the event any allocations of net income, gain or items of income are made pursuant to Section 9.3.2 or 9.3.3 hereof, such allocations shall be taken into account in computing subsequent allocations of income and expense pursuant to Section 9.3.1 hereof, so that the sum of the items allocated to each Partner pursuant to Section 9.3.2 or 9.3.3 hereof and the income and expense allocated to such Partner pursuant to Section 9.3.1 hereof shall, to the extent possible, be equal to the income and expense that would have been allocated to such Partner pursuant to Section 9.3.1 hereof if no items had ever been allocated pursuant to Section 9.3.2 and 9.3.3 hereof.

9.3.5. Upon the total liquidation of the Partnership including the sale of all or substantially all of the Partnership’s assets, the following allocations will apply:

(a). Each Partner shall be allocated the depreciation recapture, if any, attributable to the depreciation earlier allocated to him with respect to Partnership property.

(b) Income and gain, if any, in an amount up to the sum of the negative capital account balances of all Partners with such balances shall be allocated to such Partners in proportion to their respective negative capital account balances after allocations are made in accordance with Treasury Regulation Section 1.704-1 with respect to the negative capital accounts resulting from allocations of loss or deduction attributable to non-recourse debt secured by Partnership assets.

(c) Net loss, if any, shall be allocated to those Partners with capital account balances greater than the distribution they would be entitled to receive on sale. Such loss shall be allocated to each such Partner in proportion to the difference between each such Partner’s capital account and the amount of the distribution described above in relation to the sum of such differences for all such Partners. Net income and gain, if any, after reducing income for the allocation under subsections (a) and (b) above and for all Partnership expenses and losses, shall be allocated to those Partners with capital account balances less than the distribution they would be entitled to receive on sale. Such income shall be allocated to each such Partner in proportion to the difference between the Partner’s capital account balance and the distribution described above in relation to the sum of such difference for all such Partners. Any remaining net income or net loss shall be allocated in the same manner that each item of taxable income and loss is allocated.

For purposes of allocating income and gain to each Partner’s capital account, in accordance with Treasury Regulation Section 1.704-1(b)(2) (iv), capital accounts will be adjusted to reflect how much gain or loss would have been allocated if Partnership property, including notes received from the sale of the Partnership assets, had been sold at fair market value. Notwithstanding anything to the contrary, in no event will the General Partner be allocated less than 1% of each item of income, gain, loss, deduction and credit.

9.3.6. Notwithstanding the foregoing, gain or loss recognized upon the Partnership’s disposition of contributed assets shall be allocated, solely for tax purposes in accordance with Code Section 704(c) to take into account any variation between such assets’ value and adjusted tax basis on the data of contribution.

9.4. Partner Admission Date: Allocation of Net Income, Net Loss and Distributions in Respect of Interests Transferred. A person or entity shall become a Limited Partner (i) with respect to additional Interests sold by the Partnership pursuant to Section 6.7 on the date that both (a) his Capital Contribution is received by the Partnership, and (b) the General Partner accepts such purchaser’s subscription by signing the appropriate signature line of such purchaser’s subscription agreement or (ii) with respect to substituted Limited Partners purchasing limited partnership Interests in accordance with Article XI hereof, on the date that the General Partner consents in writing to such transfer of limited partnership Interest. If limited partnership Interest is transferred during any fiscal year of the Partnership, the net income or net loss attributable to such limited partnership Interest for such fiscal year shall be divided and allocated between the transferor and the transferee based on the time each such party was, according to the books and records of the Partnership, the owner of record of the interest transferred during the year in which the transfer occurs. For this purpose, the transferor shall be deemed not to be a Partner as of the data the transfer actually occurs, and the transferee shall, for these purposes, be deemed to be a Partner as of the like day. Distributions of Partnership assets in respect of Interest shall be made only to persons who according to the books and records of the Partnership are the owners of such Interest on a date selected by the General Partner.

X. RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER

10.1. Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, who shall have all the rights and powers which may be possessed by a general partner pursuant to Section 17-403 of the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of the General Partner’s duties under this Agreement. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:

10.1.1. Spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;

10.1.2. Except as specially set forth to the contrary herein, enter into agreements containing such terms, provisions and conditions as the General Partner in its discretion shall approve;

10.1.3. Purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or for any purpose convenient or beneficial to the Partnership;

10.1.4. Incur indebtedness for borrowed money in the ordinary course of business up to $3,500,000 during the first year after licensure of the Hospital (“Licensure”) and up to $1,500,000 per year thereafter; and up to $4,000,000 in the aggregate outstanding at any time and, in connection therewith, to secure such indebtedness by pledges of, or grants of, security interests in any Partnership assets to secure debt associated with Partnership property and to issue such guarantees of indebtedness as may be reasonably necessary to secure any such borrowings;

10.1.5. Subject to the provisions of Section 10.5.1(g) of this Agreement, sell or otherwise dispose of, upon such terms and conditions as the General Partner may deem advisable, appropriate or convenient, any of the assets of the Partnership;

10.1.6. Subject to the provisions of Article VIII and except as set forth in Section 10.5, delegate all or any of its duties hereunder and, in furtherance of any such delegation, appoint, employ, or contract with any person (including Affiliates of the General Partner and the Special Limited Partner) for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons.

10.2. Independent Activities; Non-Compete. Subject to the provisions of this Section 10.2 and Section 17.7, the General Partner and each Limited Partner may, notwithstanding the existence of this Agreement, engage in whatever activities they choose without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and, as a material part of the consideration for the each Partner’s execution hereof, each other Partner hereby waives, relinquishes and renounces any such right or claim or participation. The foregoing notwithstanding, neither the General Partner nor the

Special Limited Partner shall, either directly or indirectly, through any of their respective Affiliates, (other than Affiliates that fall within the definition of “Affiliate” because they awn greater than 10%, but less than 50%, of the ownership interest in the parent corporation of the General Partner or the Special Limited Partner) own any interest in, manage, operate, invest in (except as an owner of not more than 5% of a publicly traded company) or be affiliated in any way with any freestanding inpatient rehabilitation hospital or inpatient unit without the express written consent of the other located or to be located within the following Indiana counties: Clay, Parke, Sullivan, Vigo, Greene, Owen, Vermillion, and Putnam; and the following Illinois counties: Edgar, Clark, Crawford and Coles. In the event that the Special Limited Partner fails to make its Capital Contribution required pursuant to Section 6.2 and the General Partner exercises its option under Section 11.6, the provisions of this Section 10.2 shall bind the Special Limited Partner for a period of two (2) years following such default.

10.3. Duties. The General Partner shall manage and control the Partnership, its business and affairs to the best of its ability and shall use its best efforts to carry out the business of the Partnership. The General Partner shall devote itself to the business of the Partnership to the extent necessary for the efficient and effective carrying on thereof. The General Partner shall act as a fiduciary with respect to the safekeeping and use of the funds and assets of the Partnership.

10.4. The Tax Matters Partner.

10.4.1. Each Partner, by the execution of this Agreement, consents to the appointment of the General Partner, as the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.

10.4.2. The Tax Matters Partner shall have the following duties, along with any other duties required by the Code, to the extent and in the manner provided by the Code:

(a) Furnish the name, address, profits, interest and taxpayer identification number of each Partner to the IRS;

(b) Keep each Partner informed of the administrative and judicial proceedings for the adjustment of any item required to be taken into account by a Partner for income tax purposes; and

(c) Within 30 days of receiving a notice of a Partnership audit by the IRS, forward a copy of such notice to the Partners.

10.4.3. The Tax Matters Partner is hereby authorized, but not required, to:

(a) Enter into any settlement with the IRS with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Partners, except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on the behalf of such Partner;

(b) If a final administrative adjustment of a Partnership item required to be taken into account by a Partner for tax purposes is mailed to the Tax Matters Partner, seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Partnership’s principal place of business is located, or the United States Claims Court;

(c) Intervene in any action brought by any other Partner for judicial review of a final adjustment;

(d) File a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, file a petition for judicial review with respect to such request;

(e) Enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item;

(f) File a petition as contemplated in Sections 6226(a) and/or 6228 of the Internal Revenue Code; and

(g) Take any other action on behalf of the Partners or the Partnership in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations.

10.4.4. The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Partners and against any and all loss, liability, cost or expense, including judgments, fines, amounts paid in settlement and attorneys fees and expenses, incurred by the Tax Matters Partner in any civil, criminal or investigative proceeding in which the Tax Matters Partner is involved or threatened to be involved solely by virtue of being Tax Matters Partner, except such loss, liability, cost or expense arising by virtue of the Tax Matters Partner’s gross negligence, fraud, malfeasance, breach of fiduciary duty or intentional misconduct. The payment of all such expenses shall be made before any distributions are made. Neither the General Partner, or any Affiliate, nor any other person shall have any obligation to provide funds for such purpose. The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

10.5. Certain Limitations. Without obtaining the consent of Limited Partners holding an aggregate Limited Partnership Percentage of greater than 50%, the General Partner shall not:

10.5.1. Act in contravention of this Agreement;

10.5.2. Except as provided in Article XIII of this Agreement, do any act which would make it impossible to carry on the ordinary business of the Partnership;

10.5.3. Confess a judgment against the Partnership in excess of $50,000;

10.5.4. Possess Partnership property, or assign any rights in specific Partnership property, including any assignment for the benefit of Partnership creditors, for other than a Partnership purpose; provided that the pledge or assignment of Partnership property to secure Partnership borrowings is hereby recognized as a Partnership purpose;

10.5.5. Admit a person as a General Partner or as a Limited Partner other than as provided in this Agreement;

10.5.6. Amend this Agreement, except as provided in Section 17.4 hereof;

10.5.7. Sell or transfer all or substantially all of the assets of the Partnership; provided that the termination of any lease to which the Partnership is a party is not to be deemed such a transfer;

10.5.8. Enter into an agreement with any of its Affiliates requiring payments by the Partnership of greater than $15,000 during any fiscal year; provided that this prohibition does not apply to loans to the Partnership approved hereunder from the General Partner or its Affiliates if such loans satisfy the requirements of Section 7.4;

10.5.9. Adopt the annual operating budget for the Hospital as required by the Management Agreement;

10.5.10. Enter into leases with respect to the Hospital;

10.5.11. Incur capital expenditures during any fiscal year in excess of $400,000 except as provided in the annual budget, which must be approved under §10.5.1(i) above;

10.5.12. Incur indebtedness other than in an amount up to $400,000 in connection with capital expenditures subject to § 10.5.11 above and indebtedness incurred in the ordinary course of the Partnership’s business permitted by Section 10.1.4; or

10.5.13. Appoint an administrator of the Hospital, as to which appointment the consent of the Special Limited Partner will not be unreasonably withheld. In the event that the Special Limited Partner does not consent to the General Partner’s proposed administrator, the General Partner may at its option submit a slate of five candidates, of which the Special Limited Partner may exercise its right to reject up to four of such candidates.

Subsections 10.5.11 through 10.5.13 of this Section 10.5 shall terminate immediately in the event. that HTI Terre Haute Rehabilitation, Inc. or any of its Affiliates shall cease to be the Special Limited Partner.

10.6. Net Worth of the General Partner. The General Partner shall have and maintain at all times during which it (or its substitute) is the General Partner of the Partnership,

an aggregate net worth which is sufficient to conduct the business of the Partnership in a prudent manner as determined by the General Partner in its reasonable discretion and to preserve the classification of the Partnership as a “partnership” for federal income tax purposes.

10.7. Hospital By-Laws. The General Partner shall establish and at all times maintain by-laws governing the medical practices and policies of the Hospital that include a governing board composed of five members, three of whom shall be appointed by the General Partner and two of whom shall be appointed by the Special Limited Partner.

XI. TRANSFER OF INTERESTS IN THE PARTNERSHIP

11.1. In General. Subject to the restrictions on transfer set forth below, a Limited Partner may sell, transfer, assign or subject to a security interest any or all of the Interest owned by such Limited Partner; provided, however, that:

11.1.1. Such Limited Partner and the transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner, including the transferee written notice of election to become a substituted Limited Partner and his or her written acceptance and adoption of the provisions of this Agreement; and

11.1.2. Such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all reasonable expenses connected with the admission of such person as a substituted Limited Partner; and

provided, further, that such transferee shall not become a substituted Limited Partner unless the General Partner consents in writing to such person becoming a substituted Limited Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any assignment of an Interest by a Limited Partner unless the General Partner consents to such assignment in writing. The General Partner will not consent to any sale, assignment or transfer of an Interest or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and substitution (i) would result in the Partnership being treated for federal income tax purposes as an association taxable as a corporation, (ii) would result in a termination of the Partnership within the meaning of the Internal Revenue Code of 1986; or (iii) would constitute a violation of any applicable federal or state law pertaining to securities regulation. The provisions of this paragraph notwithstanding, the Special Limited Partner shall not transfer any portion of its Interest prior to the third anniversary of Licensure and thereafter may transfer its Interest without the consent of the General Partner, but not in violation of clauses (i) through (iii) above, to any entity other than competitors of Continental set forth on Schedule 11.1.2 hereto or their successors or acquirors. The provisions of Section 10.2 hereof shall bind the Special Limited Partner for a period of two years following the sale of any portion of its Interest in any transaction other than a sale pursuant to Section 11.5 hereof or following a change of control as defined in Section 11.6(c).

Notwithstanding the foregoing, each Limited Partner agrees that, at least 60 days prior to any sale, assignment or transfer (by operation of law or otherwise) of any portion of its Interest, such Limited Partner will give written notice thereof to the General Partner including the name of the proposed purchaser (the “Proposed Purchaser”) and all of the terms, conditions and other material details of such sale, assignment or transfer. The General Partner shall have the right for 30 days after it receives such written notice to direct such Limited Partner to sell the Interest to such person as the General Partner may designate, including the General Partner itself or an Affiliate thereof, on the same terms and conditions. If the General Partner fails to direct the sale of the Interest during such 30-day period, the Limited Partner shall have 30 days in which it may consummate such sale, transfer or assignment on such terms and conditions to the Proposed Purchaser. If the Limited Partner does not consummate the sale, transfer or assignment during such 30-day period, such Interest shall again be subject to the General Partner’s right to direct the sale contained herein.

11.2. Substituted Limited Partners. If (i) the General Partner does not exercise its right to direct the sale of an Interest with respect to transfers by Limited Partners, (ii) the General Partner consents to the admission of a person as a substituted Limited Partner and (iii) the conditions of Section 11.1 are met, then the General Partner shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner. Such person shall become a substituted Limited Partner on the date such person is deemed to be a Limited Partner under Section 9.2 hereof.

11.3. Valuation of interests or of the General Partner’s Interest. The fixed value (the “Fixed Value”) of each Interest or of the General Partner’s interest shall be an amount equal to the fair market value of Interests or of the General Partner’s interest determined according to the procedure set forth in Section 11.6 below.

11.4. Government Regulation. If the General Partner is advised by counsel that the operations of the Partnership are in violation of law, the General Partner shall have the option of purchasing all outstanding Interests held by Limited Partners other than the Special Limited Partner for a purchase price equal to the Fixed Value. The General Partner shall notify each Limited Partner of its interest to purchase the Interests and such purchase shall take place within 60 days of such notice. Upon payment by the General Partner, the Interests shall no longer be deemed outstanding.

11.5. Mandatory Repurchase By General Partner. At any time prior to the third anniversary of Licensure, the Special Limited Partner may require the General Partner to purchase all Interest held by it in the event of a “default,” as defined below, upon 30 days prior written notice to the General Partner setting forth the nature of such default and the failure of the General Partner to cure such default within the 30 day notice period, for a purchase price equal to the Fixed Value of the Interest. “Default” shall be defined as conduct by the General Partner which constitutes a material breach of this Agreement, gross negligence or willful misconduct. The Special Limited Partner’s exercise of its right to require the General Partner to purchase the Special Limited Partner’s Interest shall be without prejudice to the rights of the Special Limited Partner to pursue whatever legal and equitable remedies are available to it for the General Partner’s material breach of this Agreement, gross negligence or willful misconduct.

11.6. General Partner’s Call Option and Put Option.

11.6.1. If the Special Limited Partner fails to make its Capital Contribution required pursuant to Section 6.2 within fifteen (15) days of its receipt of notice from the General Partner or if at any time there shall be a Change in Control (as hereinafter defined) of the Special Limited Partner, the General Partner shall have the right and option to purchase the Interest owned by the Special Limited Partner, exercisable by giving written notice to the Special Limited Partner. Upon the exercise of such option, the Special Limited Partner shall be required to sell such Interest to the General Partner (or its designee) for a purchase price equal to (x) in the event that the event was a default in the payment of the Special Limited Partner’s Capital Contribution, the total of the Capital contribution, previously made by the Special Limited Partner or (y) in all other cases, the Fixed Value of such Interest. The closing of any purchase hereunder shall occur forty-five (45) days after the General Partner has exercised its option, or at such other time as the General Partner and the Special Limited Partner may agree. In addition, in the event that the Special Limited Partner fails to make its Capital Contribution, the General Partner shall have such other remedies:

(i) Institute a proceeding to compel the Special Limited Partner to make its Capital Contribution;

(ii) Require the Partnership to set-off against any distributions to the Special Limited Partner the amount of the Capital Contribution due the Partnership from the Special Limited Partner;

(iii) Sorrow on behalf of the Partnership from a lender other than the Special Limited Partner the amount of the Capital Contribution due the Partnership by the Special Limited Partner, in which case the Special Limited Partner shall be liable to the Partnership for the amount of such borrowing, plus all expenses incurred by the Partnership in connection with any such borrowing, including interest on the funds borrowed, less any interest that would have been paid to such Special Limited Partner upon the portion of such Capital Contribution which should have been made by loan, and reasonable attorney’s fees. Upon payment in full of such borrowed amounts by the Special Limited Partner, in the case of a Capital Contribution that is a contribution to capital under Section 3.2, the capital amount of the Special Limited Partner shall be credited with the amount of its Capital Contribution but not with the amount of any such expenses;

(iv) Loan the Partnership an amount equal to the Special Limited Partner’s Capital Contribution, in which case the Special Limited Partner shall be liable to the Partnership and the Partnership shall be liable to the General Partner for the amount of such borrowing, plus all expenses incurred by the Partnership in connection with any such borrowing, including interest on the funds borrowed and attorney’s fees. If the amounts loaned by the General Partner is not paid by the Special Limited Partner within twelve (12) months after receipt of such loaned amounts by the Partnership, the General Partner may, at any time thereafter and in its sole discretion, convert such loan and expenses to a Capital Contribution by the General Partner, whereupon the Special Limited Partner shall have no further obligation to the Partnership or the General Partner to pay such amounts, and the capital accounts of the General Partner shall be credited with such amounts, and the General Partner’s Percentage Interests shall be increased and the Special Limited Partner’s Percentage Interest shall be decreased; or

(v) Dissolve and liquidate the Partnership as provided in this Agreement in such event.

11.6.2. If at any time there shall be a Change in Control (as hereinafter defined) of the General Partner, the Special Limited Partner shall have the right and option to (i) sell its Interest in the Partnership to the General Partner (or its designee) or (ii) at the Special Limited Partner’s option to purchase the General Partner’s interest in the Partnership (including any Interest it may own) in the event the Change in Control is effected with a person or entity which offers acute care hospital services within a seventy-five (75) mile radius of the Hospital, exercisable by giving written notice to the General Partner. Upon the exercise of such option, the General Partner shall be required to purchase such Interest or to sell its General Partner’s interest (including any Interest it may own) (as elected by the Special Limited Partner) for a purchase price equal to their Fixed Value. The closing of any purchase hereunder shall occur forty-five (45) days after the Special Limited Partner has exercised its option, or at such other time as the General Partner and the Special Limited Partner may agree.

11.6.3. A “Change in Control” for purposes of this Section 11.6 means the sale or transfer, directly or indirectly, whether in a transaction or series of transactions, of the beneficial ownership of capital stock representing fifty (50%) percent or more of the outstanding voting rights of or the sale of all or substantially all of the assets of, the General Partner or the Special Limited Partner; provided, however, that the transfer of control in excess of 50% to entities controlled by HealthSouth Rehabilitation Corporation shall not constitute a “Change in Control” so long as Continental or its Affiliates maintain, as a matter of contract right, the right to appoint a controlling majority of the Board of Directors. For purposes of this paragraph, the pledge of the General Partner’s interest in the Partnership or of Continental stock in the General Partner to a lender for the purpose of securing Continental’s corporate bank credit facility does not constitute a “change of control”.

11.6.4. To determine the fair market value of the Interest owned by the Special Limited Partner or of the General Partner’s interest, within twenty (20) days after either the General Partner or the Special Limited Partner, as applicable, gives notice of its intention to invoke this Section 11.6, the General Partner and the Special Limited Partner shall each select a Qualified MAI Appraiser, as defined below. The Qualified Appraisers so selected shall meet within thirty (30) days after the date of their appointment to determine the fair market value of the Interest or of the General Partner’s interest to be purchased and shall give written notice thereof to the General Partner and the Special Limited Partner. In the event that the valuation is made upon a default, under Section 11.5, such fair market value to be determined as of a date immediately prior to the date of the default, to insure that the Special Limited Partner is not prejudiced by such default. If within thirty (30) days after the data on which they have been so appointed, they have not agreed on such fair market value, they shall themselves jointly appoint a third Qualified Appraiser. If three Qualified Appraisers are appointed hereunder to determine the fair market value of the Interest or of the General Partner’s interest, they shall determine such fair market value as expeditiously as possible within thirty (30) days after the third Qualified Appraiser has been appointed. A decision joined in by two of the three Qualified Appraisers shall be the decision of the Qualified Appraisers as to such fair market value. If the three Qualified Appraisers appointed pursuant to this Section fail to reach a decision regarding the fair market value of the Interest or of the General Partner’s interest to be purchased within thirty (30)

days after the appointment of the third Qualified Appraiser, such fair market value shall be computed by adding together the fair market value determined by each Qualified Appraiser and dividing that sum by three. For purposes hereof, a Qualified Appraiser is a person who on the date of his or her appointment as an appraiser under this Agreement (i) is not an affiliate of either the General Partner or the Special Limited Partner, and (ii) is qualified to appraise the assets of a business comparable to those of the Partnership.

11.6.5. For purposes of any appraisals required under Section 11.6, each of the General Partner and the Special Limited Partner shall pay the fees and expenses of the Qualified Appraiser appointed by such party. The fees and expenses of the third Qualified Appraiser, if any, and all other expenses, if any, shall be borne equally by the General Partner and the Special Limited Partner.

XII. RESIGNATION OR REMOVAL OF THE GENERAL PARTNER;

RIGHT OF FIRST REFUSAL

12.1. Resignation of the General Partner. Subject to the provisions of Sections 12.4 and 13.2 of this Agreement, the General Partner may resign as such by written notice given in accordance with Section 12.3 of this Agreement.

12.2. Removal of the General Partner. Subject to the provisions of Sections 12.4 and 13.2 of this Agreement, the General Partner shall be removed and cease to be the General Partner of the Partnership immediately upon the dissolution of the General Partner.

12.3. Notice of Resignation or Removal. Written notice of the resignation or removal of the General Partner shall be given by the General Partner to the Limited Partners. Such notice shall set forth the day upon which the resignation or removal is to become effective, which date shall not be less than 90 days after such notice is given to the party or parties being notified, unless a substituted General Partner is elected pursuant to Section 12.5 of this Agreement.

12.4. Liability of the General Partner after Resignation or Removal. If the General Partner resigns or is removed in accordance with the provisions of this Agreement, its liability as a general partner shall cease and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that if such resignation or removal causes a dissolution of the Partnership, the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Section 13.2 of this Agreement, unless a substituted General Partner is elected pursuant to Section 12.5 of this Agreement. Upon resignation or removal, the General Partner shall receive an amount equal to its Capital Account balance and shall thereafter forfeit to the Partnership its interest in the Partnership as the General Partner, which interest will be allocated to a substituted General Partner.

12.5. Election of Substituted General Partner. If the General Partner resigns or is removed, Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% may elect a substituted General Partner. Such election must occur before the effectiveness of such resignation or removal. The substituted General Partner shall not become a General Partner until such resignation or removal is effective and such person has executed a copy of this Agreement and had his or its signature thereto acknowledged.

12.6. Right of First Refusal. In the event that the General Partner receives an offer from any person to sell or assign any of its equity ownership, the General Partner shall give the Special Limited Partner written notice of such proposed transfer, setting forth the details of such sale or assignment. The Special Limited Partner shall have 30 days during which it may elect to purchase the equity ownership in the General Partner on the same terms and conditions as set forth in the written notice. The Special Limited Partner will make such election in writing and must complete the purchase of the interest within 30 days of making the election. If the Special Limited partner fails to elect to purchase the interest within 30 days, or fails to consummate the purchase within 30 days after making the election, this right of first refusal shall terminate and the General Partner will be free to complete the sale or assignment. If the General Partner does not complete the sale within 90 days of the initial notice to the Special Limited Partner, this right of first refusal will again attach to the offer. Notwithstanding anything to the contrary contained herein, a pledge and assignment by Continental and the General Partner of its partnership interest in the Partnership and stock of its subsidiaries under Continental’s corporate bank credit facility will not give rise to any right of first refusal to the Special Limited Partner under this paragraph; however, any effort by such lender to take possession of such pledged interest shall be subject to this paragraph.

XIII. DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

13.1. Dissolution of the Partnership. The resignation of the General Partner shall cause a dissolution of the Partnership unless, within 90 days thereafter, a substituted General Partner shall be elected pursuant to Section 12.5 of this Agreement to continue the business of the Partnership, in a reconstituted form if necessary, and subject to all the terms of this Agreement. The removal of the General Partner shall cause a dissolution of the Partnership except as provided in Section 12.5. The Partnership shall also be dissolved upon (a) approval of the General Partner and the vote of the Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% to dissolve or to sell all or substantially all of the Partnership’s assets and delivery by the Partners voting to dissolve of written notice of such vote to the other Limited Partners, (b) the expiration of the term of the Partnership or (c) the adjudication of the General Partner as bankrupt unless (i) a substituted General Partner is elected as provided in Section 12.5 hereof or (ii) the remaining Partners unanimously agree, within 90 days after such event of withdrawal, to continue the Partnership business and to elect a substituted General Partner. In no event shall the death of any Limited Partner result in dissolution of the Partnership. In the event of the death of any Limited Partner, the personal representative of the deceased Limited Partner shall succeed to the interest of the deceased Limited Partner in the Partnership subject to the rights of any assignees of the deceased Limited Partner in and to such interest, and subject to the provisions of this Agreement.

13.2. Winding Up of the Partnership. Upon the dissolution of the Partnership, the General Partner shall take full account of the Partnership’s assets and liabilities and the assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof; provided that all Partnership assets shall be distributed by the later of (i) the last day of the tax year of the liquidation as defined in Treasury Regulation Section 1.704(b) or (ii) 90 days after the liquidation as defined in Treasury Regulation 1.704 (b). Except as provided in Section 6.1, the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed as provided in Section 17-804 of the Act. After payment of or creating adequate reserves to provide for all Partnership debts, obligations and liabilities, the assets of the Partnership, if any, shall be treated as if sold for their fair market value and allocations and distributions shall be made pursuant to Article IX hereof.

XIV. BOOKS OF ACCOUNT, ACCOUNTING, REPORTS,

FISCAL YEAR AND TAX ELECTION

14.1. Books of Account. The Partnership’s books and records (including a current list of the names and addresses of all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the General Partner at 600 Wilson Lane, P. O. Box 715, Mechanicsburg, Pennsylvania 17055, and copies of the Partnership’s books and records and this Agreement shall be maintained at the office of the Partnership at the same address, and each Partner shall have access thereto upon written request at all reasonable times. The books and records shall be kept or caused to be kept by the General Partner using generally accepted accounting principles consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep or cause to be kept adequate federal income tax records using an accrual basis of accounting applied on a consistent basis.

14.2. Financial Reports. As soon as reasonably practicable after the end of each fiscal year, but not later than 120 days after the end of each fiscal year, each Partner shall be furnished with a copy of a balance sheet of the Partnership as of the last day of the fiscal year and statements of income or loss and source and application of funds of the Partnership for such year. In addition, the Partnership will furnish to the Limited Partners unaudited quarterly summaries of its operations. All such financial statements shall be prepared on the accrual basis of accounting. The Partnership shall also furnish to each Partner not later than 120 days after the end of each fiscal year an unaudited statement of cash flow of the Partnership for such year and a statement showing the amounts allocated to or allocated against such Partner pursuant to this Agreement during or in respect of such year, and any items of income, deduction, credit or loss allocated to such Partner for purposes of the Code. The Partnership will also keep at the principal office adequate income tax records using the accrual income tax basis of accounting and within 90 days of each fiscal year, will furnish to each Partner a copy or summary of all federal, state and/or local tax returns which are filed by the Partnership. The General Partner shall, upon the request of the Special Limited Partner, cause to be prepared an audited balance sheet, statement of income and loss, and statement of changes in cash flow, each prepared by an independent certified public accounting firm selected by the Special Limited Partner, at the Special Limited Partner’s cost and expense.

14.3. Annual Reports. The annual financial statements provided for in Section 14.2 of this Agreement shall be accompanied by a report in reasonable detail, containing a description of the activities of the Partnership during the year. Such report shall set forth the distributions to the Limited Partners during such year and shall separately identify distributions from (a) cash flow from operations during the year, (b) cash flow from prior periods and (c) proceeds from any refinancing or disposition of the Partnership’s assets. Such report shall also separately identify funds retained by the Partnership at the end of such year. In addition, such annual report shall contain a complete statement of all compensation and fees paid or accrued by the Partnership to the General Partner and its Affiliates, together with a description of any new agreements with Affiliates.

14.4. Fiscal Year. The fiscal year of the Partnership shall end on December 31.

14.5. Tax Election. Upon the transfer of an interest in the Partnership or in the event of a distribution of the Partnership’s property, the General Partner may, but is not obligated to, cause the Partnership to elect pursuant to Section 754 of the Code, to adjust the basis of the Partnership’s property as allowed by Sections 734(b) and 743(b) thereof.

XV. POWER OF ATTORNEY

15.1. Appointment of Attorney-in-Fact. Each Limited Partner other than the Special Limited Partner, pursuant to such Limited Partner’s execution of a subscription agreement pertaining to his purchase of Interests, hereby makes, constitutes and appoints the General Partner with full power of substitution and resubstitution, his agent and attorney-in-fact to execute this Agreement and to sign, execute, certify, acknowledge, and file for record any other instruments which may be required of the Partnership or of the Limited Partners by law, including, but not limited to, amendments to or cancellations of this Agreement. Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were himself personally present, and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

15.2. Effect of Power. The power of attorney granted pursuant to Section 15.1 of this Agreement:

15.2.1. Is a special power of attorney coupled with an interest, is irrevocable, and shall survive the death, insanity, or incapacity of the granting Limited Partner; and

15.2.2. May be exercised by such attorney-in-fact for each Limited Partner by listing all of the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and

15.2.3. Shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of his interest in the Partnership, except that where the purchaser, transferee or assignee thereof is to be admitted as a substituted Limited Partner, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling such attorney in-fact to execute, acknowledge and file any such agreement, certificate, instrument, or document necessary to effect such substitution.

XVI. LIABILITY OF THE GENERAL PARTNER

16.1. Return of Capital Contribution. Anything in this Agreement to the contrary notwithstanding, the General Partner shall not be individually liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

16.2. No Liability for Actions. The General Partner and its Affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or-inaction of the General Partner or its Affiliates if the General Partner or its Affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence, fraud or willful misconduct of the General Partner or its Affiliates. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence, fraud or willful misconduct on the part of the General Partner or its Affiliates.

XVII. MISCELLANEOUS

17.1. Notices. Except as otherwise provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be duly given if delivered in writing personally to the person to whom it is authorized to be given, or if sent by mail or telegraph, as follows: f to the General Partner or the Special Limited Partner, at their address set forth in the first paragraph of this Agreement, or to such other address as the General Partner or the Special Limited Partner may from time to time specify by written notice to the Partnership; and if to a Limited Partner other than the Special Limited Partner, at such a Limited Partner’s address set forth in the Subscription Agreement executed by the Limited Partner, or to such other address as such Limited Partner may from time to time specify by written notice to the General Partner and all other Limited Partners. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or as of the data on which the same was deposited in the United States mail, postage prepaid, addressed and sent as aforesaid.

17.2. Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

17.3. Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17.4. Amendments. Amendments to this Agreement may be made in the following manner.

17.4.1. Amendments to this Agreement may be proposed by the General Partner, the Special Limited Partner or Limited Partners holding an aggregate Limited Partnership Percentage of at least 50%. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and may include in any such submission its recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting of the

Partners pursuant to Section 17.5 of this Agreement to vote thereon and to transact any other business permitted by the Act to be transacted by the Limited Partners that they may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a specified time, but not less than 30 days, and-failure to respond in such time shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. A proposed amendment shall be adopted and effective as an amendment to this Agreement if it receives the affirmative vote of Limited Partners holding an aggregate Limited Partnership Percentage greater than 50% and, if such amendment affects the economic benefits or rights of the General Partner in any material respect, such amendment must be approved by the General Partner.

17.4.2. In addition to any amendments otherwise authorized herein, the General Partner may, without obtaining the consent of the Limited Partners, amend this Agreement from time to time:

(a) To add to the representations, duties or obligations of the General Partner or its Affiliates or surrender any right or power granted to the General Partner or its Affiliates herein, for the benefit of the Limited Partners;

(b) To cure any ambiguity, to correct or supplement any provision herein or therein which may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement which will not be inconsistent with the provisions of this Agreement, provided that the Partnership receives a written opinion of independent counsel that such amendment does not adversely effect the interests of the Limited Partners; and

(c) To admit additional or substituted Limited Partners pursuant to the terms hereof.

17.5. Meetings and Means of Voting. Meetings of the Partners may be called by the General Partner, or Limited Partners holding an aggregate Limited Partnership Percentage of at least 50%, for any matter specified in Sections 10.5, 12.5, 13.1 or 17.4 of this Agreement. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be delivered by the General Partner within ten days of its calling to all Partners in the manner prescribed in Section 17.1 of this Agreement and such meeting shall be held not less than 15 days nor more than 60 days after such notice. Partners may vote in person or by proxy at any such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in writing in accordance with the procedure for obtaining written votes prescribed in Section 17.4.1 of this Agreement.

17.6. Right to Rely Upon the Authority of the General Partner. No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstance bearing upon the existence of its authority. In addition, no creditor of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such creditors shall have received written notice from the Partnership affecting the same.

17.7. Delaware Law. The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

17.8. Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.

17.9. Counterpart Execution. This Agreement may be executed in one or more counterparts all of which together shall constitute one and the same Agreement.

17.10. Parties in Interest. Except as provided in Article XI of this Agreement, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, assigns, legal representatives, executors and administrators.

17.11. Integrated Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

IN WITNESS WHEREOF, this Agreement of Limited Partnership has been executed as of this      day of January, 1992.

GENERAL PARTNER:

TERRE HAUTE REHABILITATION HOSPITAL, INC.

By:	/s/ [name]
Title:	Vice President

SPECIAL LIMITED PARTNER:

TERRE HAUTE REGIONAL HOSPITAL, INC.

By:	/s/ H. E. Adam
Title:	Sr. Vice President

SCHEDULE 7.2

Form of Management Agreement.